REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

The Embarcadero Funds

San Francisco, California

In planning and performing our audits of the financial statements of Absolute Return Fund (formerly Small-Cap Growth Fund) and Market Neutral Fund (formerly All-Cap Fund Growth), each a series of the Embarcadero Funds, for the year ended December 31, 2010, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered their internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds’ internal control over financial reporting.   Accordingly, we express no such opinion.

The management of the Funds’ is responsible for establishing and maintaining effective internal control over financial reporting.   In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.   A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.   A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements.   Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.   A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Shareholders and Board of Directors

The Embarcadero Funds

Page Two

Our consideration of the Funds’ internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).   However, as discussed below, we identified a certain deficiency in the Funds’ internal control over financial reporting, including controls for safeguarding securities, which we consider to be a material weakness, as defined above, as of December 31, 2010.

It was noted during our audit that there was untimely recording of expenses by the Funds due to the untimely submission of invoices by the Advisor to the accounting service provider.   While this did not impact the Funds’ net asset values due to the Funds’ expenses exceeding the expense limit and therefore, such expenses were reimbursable by the Advisor, it did impact the timeliness of recording the expenses and the related reimbursement of such expenses.   In addition, at year-end, due to the anticipated merger of the Funds before year end, the Funds accrued certain expenses in connection with the close-out of the Funds.   These accrued closing costs were not adequately supported.   Due to an administrative issue, the Funds could not be merged until January 25, 2011.   As a result, appropriate documentation had to be gathered subsequent to year-end to support the accruals at December 31, 2010.   The net asset value of the Market Neutral Fund decreased by $.01 ($4.20 to $4.19) as a result of the change in the amount of accrued expenses.   The net asset value of Absolute Return Fund was not effected.

Better and more effective communication between the Advisor and accounting service provider would have alleviated these issues.

This report is intended solely for the information and use of management, Shareholders and Board of Directors of The Embarcadero Funds and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 16, 2011